Exhibit 1.02
Pitney Bowes Inc. Conflict Minerals Report
(as required by Item 1.01 and 1.02 of Form SD)

Pitney Bowes Inc. (“we,” “us,” “our,” or the “Company”) submits this report pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), adopted pursuant to Section 1502 of the Dodd-Frank Financial Reform and Consumer Protection Act (the “Act”). This report describes the inquiry the Company undertook to obtain information from internal and external sources to ascertain whether any Pitney Bowes product contains any tantalum, tin, tungsten or gold (“Conflict Minerals” or “3TG”) that originated in the Democratic Republic of the Congo or adjoining countries as defined in the Act (collectively, the “Covered Countries”) and the due diligence Pitney Bowes conducted on the source and chain of custody of such minerals. This report covers parts and products procured in the 2013 calendar year.
To maximize the efficiency of our inquiry and avoid having to conduct additional inquiry and outreach to our supply chain if we needed further information, we combined our inquiry with preliminary due diligence. Based on Pitney Bowes’ inquiry, we have found that Conflict Minerals are necessary to the functionality or production of some of our products manufactured or contracted to manufacture in 2013. Based on our inquiry and due diligence for these 2013 products, all of our responding suppliers have either stated that none of the 3TG in our products comes from Covered Countries, or that they are still collecting their own supply base information in order to provide us with a response on the source for the 3TG minerals. Our due diligence activities, of which our inquiry was a key component, are further described in this Report.
1. Pitney Bowes’ Design of Due Diligence
A. Inquiry and Due Diligence Framework
We designed our reasonable inquiry and due diligence to conform, in all material respects, with the framework set out in the “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” and the supplements thereto (“OECD Guidance”), published by the Organisation of Economic Cooperation and Development (the “OECD”). Since the Company does not buy minerals directly from mines, smelters or refiners, we must rely on our suppliers to provide us with information regarding the minerals contained in the products and materials those suppliers provide to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. In this regard, we have designed our inquiry and due diligence to leverage the due diligence tools developed by the Conflict-Free Sourcing Initiative (“CFSI”), including a supplier survey based on the CFSI’s Conflict Minerals Reporting Template, which is designed to help companies identify the smelters and refiners that process the Conflict Minerals in a company’s supply chain. We have incorporated the following OECD five-step risk-based approach to 3TG due diligence into the design of our Conflict Minerals program:

•	establish and maintain appropriate internal management systems to identify and manage the 3TG in our global supply chain;

•	identify and assess any risks associated with the use of 3TG in our supply chain by obtaining and evaluating 3TG sourcing information from suppliers;

•	design and implement a strategy to respond to 3TG risks in our supply chain;

•	support independent auditing of smelter and refiner due diligence practices; and

•	report publicly on supply chain due diligence.

B. Scope of Inquiry and Due Diligence
In order to determine if Pitney Bowes branded products contain 3TG sourced from Covered Countries, we sought out industry best practices, reviewed current guidance from various associations such as the OECD and the Information

Technology Industry Council (“ITIC”), and attended industry association meetings to assess how other multinational corporations were approaching Conflict Minerals compliance.
Working with outside consultants, we developed a Conflict Minerals survey based on guidance from the CFSI and ITIC. We sent the Conflict Minerals survey to the 100 suppliers who provide nearly 95% of the total dollar spend for Pitney Bowes (the “Surveyed Suppliers”). We asked the Surveyed Suppliers to respond with information including their Conflict Minerals policies, usage of 3TG, and the smelters and refiners of Conflict Minerals in their supply chains. Below are the questions posed to the Surveyed Suppliers:

1.
Is your company familiar with the U.S. SEC Disclosure Requirements Rule regarding Tantalum, Tin, Tungsten and Gold procurement? (The rules would require any issuer for which Tantalum, Tin, Tungsten, or Gold are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by that issuer to disclose in the body of its annual report whether its Tantalum, Tin, Tungsten, or Gold originated in the Democratic Republic of the Congo or an adjoining country)

2.	Does your company have a written policy to avoid sourcing Tantalum, Tin, Tungsten, and Gold from sources that have not been verified as conflict free?

3.	Has your company taken steps to implement this policy?

4.	Do you have a process to identify smelters and/or refiners in your supply chain?

5.
Do you encourage the smelters and refiners, from which you purchase Tantalum, Tin, Tungsten, or Gold directly, to participate in the EICC Initiative associated with responsible sourcing of Tantalum, Tin, Tungsten, and Gold?

6.	Does your company have plans to implement a written conflict mineral policy to avoid sourcing Tantalum, Tin, Tungsten, and Gold from sources that have not been verified as conflict free?

7.	In the absence of a policy, has your company taken steps to avoid conflict minerals within your supply chain?

8.	Do any of the products your company provides to Pitney Bowes contain Tantalum, Tin, Tungsten or Gold?

9.	Does your company purchase Tantalum, Tin, Tungsten or Gold directly from smelters or refiners?

10.	Please Identify the smelters/refiners known to be within your company supply chain (not limited to direct suppliers)

11.	Does your company make direct purchases of scrap material (internal or external), containing Tantalum, Tin, Tungsten, or Gold, in products produced for Pitney Bowes?

12.	Do your operations reuse/recycle internal scrap generated?

13.	Please identify your company's Top 3 sources from which you make direct purchases of scrap or recycled 3TG in any form.

Surveyed Suppliers who completed the survey were asked to attest to the accuracy of their survey responses.
We collected and tracked the survey responses in our product compliance database for consolidation, validation and further analyses. We also generated monthly status reports to track and review progress in data collection and evaluate which suppliers needed additional help in completing the survey. We will maintain records and information provided by our Surveyed Suppliers in our product compliance database for the longer of five years or the period of time required by either our corporate records retention schedule or by law.
C. Due Diligence Results for Pitney Bowes’ 2013 Products
We determined that Conflict Minerals were necessary to the functionality or production of the following 2013 product line(s) that we manufactured or contracted to manufacture:
Hardware product offerings, which include a varied array of equipment that processes direct mail and/or enables transactional mail management and analytics. Such products include: postage meters, low-/medium-/high-volume mailing systems that can weigh, seal and apply postage to envelopes; inserters; sorters; folders; mail openers; tabbers; scales; mail kiosks; monitors; printers; accessories; and peripherals.

As a downstream company, we are several levels removed from mining minerals. We did not buy any minerals directly from mines, smelters or refiners for use in these 2013 products.

Below is a summary of the facilities (smelters and refiners) reported by our responding Surveyed Suppliers. In their responses, many Surveyed Suppliers identified all of the facilities potentially associated with all of their product offerings and did not always limit the information to products supplied to Pitney Bowes. Accordingly, we were unable to confirm that the reported facilities below necessarily processed the 3TG contained in our relevant 2013 products.
Information regarding the countries from which these facilities source 3TG is not publicly available and was not provided to us by our Surveyed Suppliers. For a complete list of smelters identified, please refer to Appendix A.

3TG Element	Facility Location
Gold	Australia, Belgium, Canada, Chile, China, Germany, Hong Kong, Japan, Korea, Kyrgyzstan, Russia, Spain, Switzerland, Taiwan, The Netherlands, United States, Uzbekistan
Tungsten (Wolframite)	Austria, China, Germany, Indonesia, Japan, Russia, Sweden, United States
Tantalum (Columbite-tantalite)	Austria, Canada, China, Germany, India, Japan, Kazakhstan, Russia, South Africa, United States
Tin (Cassiterite)	Belgium, Bolivia, Brazil, China, Germany, Indonesia, Korea, Malaysia, Peru, Philippines, Poland, Russia, Taiwan, Thailand

D. Pitney Bowes’ Conflict Minerals Disclosure Posting
We have made public our activities related to Conflict Minerals in our Corporate Responsibility Report published in October 2013. We have also posted this Conflict Minerals Report on our website (follow this link for more information: http://www.pb.com/Our-Company/Corporate-Responsibility/Clients-and-Suppliers/index.shtml.)
2. Pitney Bowes’ Due Diligence Measures Undertaken for 2013 Products
In an effort to continue to identify and mitigate the risk that the use of 3TG in our products going forward may benefit armed groups involved in civil strife in the Covered Countries, we have adopted the OECD’s Guidance on supply chain 3TG due diligence to help us create a risk management program for product stewardship requirements (including Conflict Minerals) which includes:

•	establishing and maintaining appropriate internal management systems to identify and manage the 3TG in our global supply chain;

•	identifying and assessing any risks associated with the use of 3TG in our supply chain by obtaining and evaluating 3TG sourcing information from suppliers;

•	designing and implementing a strategy to respond to 3TG risks in our supply chain;

•	supporting independent auditing of smelter and refiner due diligence practices; and

•	reporting publicly on supply chain due diligence.

A. Development of an Internal, Strong Management System
1. High level management oversight
In order to provide effective management support for, and high level escalation of issues relating to, the Company’s overall supply chain due diligence efforts (inclusive of conflict minerals), we formed two cross-functional teams: the Environmental Product Compliance Team (the “Product Compliance Team”) and the Environmental Committee (the “Environmental Committee”).
The Product Compliance Team is comprised of representatives from Procurement, Supply Chain, Quality, Engineering, Environmental Health and Safety (EHS), Finance and Global Product Line Management and other support groups.

This team is responsible for assisting the Company in meeting the requirements of global product-compliance regulations.
The Environmental Committee is made up of departmental managers holding senior positions in various departments in the company including: Procurement, Global Supply Chain, Engineering, EHS, Quality, Ethics and Business Practices, Legal, Finance, Business Continuity, Global Product Line Management, Enterprise Risk and Internal Audit and oversees the work of the Product Compliance Team. The Environmental Committee is tasked with providing guidance, authorizing the financial and human resources needed, and enforcing corrective action measures within Company operations and within our supply chain. The Environmental Committee reports potential issues and company risks to the Enterprise Risk Management team. The Enterprise Risk Management team, comprised of members of senior management from various functions and business units, reviews the Company’s efforts in managing a wide range of risks of the Company.
2. Pitney Bowes Conflict Minerals policy and procedures
We established a conflict minerals policy to guide our communications with and expectations for suppliers regarding Conflict Minerals. It is the Company’s goal that we will not knowingly contract for future production of products that include 3TG minerals that originate from facilities in the Covered Countries if those facilities are not certified as “conflict free”. We communicated our expectation that our Surveyed Suppliers source product, parts and components from socially responsible sources, and engage in reasonable due diligence with their supply chains in an effort to assure that 3TG minerals are not knowingly sourced from facilities in the Covered Countries not certified as “conflict free.”

We also adopted certain procedures and took the following steps regarding our use of 3TG:

•	educated employees, Surveyed Suppliers and partners on the need to support the Company in not using Conflict Minerals sourced from facilities that support conflict in the Covered Countries;

•	required Surveyed Suppliers to complete surveys tracing any metals that may contain Conflict Minerals back to their smelters and refineries;

•	developed internal policies, written procedures, tools and training to ensure effective implementation of our Conflict Minerals management program;

•	tracked and reported supplier data in a product compliance information database;

•	worked with certain suppliers to eliminate the use of minerals that may support conflict in the Covered Countries; and

•	benchmarked Conflict Minerals best practices with other multinational corporations.

We also revised our written internal product environmental compliance requirements to include Conflict Minerals requisites as documented in our Environmental Compliance Standard Operating System.
3. Pitney Bowes’ system of controls and transparency over the 3TG supply chain
As part of the Company’s broader requirement that our suppliers provide us with accurate and complete information relating to the sources of all substances contained in any product, part or component they provide to us, we required that Surveyed Suppliers provide us with information on Conflict Minerals contained in such products, parts or components. Surveyed Suppliers could meet this requirement for Conflict Minerals purposes by establishing their own due diligence programs in an effort to source Conflict Minerals from conflict-free supply chains. If a Surveyed Supplier did not know the original source of the Conflict Minerals contained in the product, part or component it supplied to us, we required that the supplier cooperate with us by urging its suppliers and partners to disclose such information, so that the original source of those substances could be accurately determined and reported.
Surveyed Suppliers who failed to meet our requirements for (i) disclosure of product or parts sourcing information and (ii) sourcing from socially responsible supply chains were subject to additional evaluation to determine whether further engagement or escalation were necessary.

4. Pitney Bowes’ Engagement with Suppliers
The Company has multiple methods for ensuring that our suppliers commit to our policies requiring responsible supplier operations. We have communicated our Conflict Minerals requirements to our Surveyed Suppliers, and other product stewardship requirements, as applicable, to our global supply chain. In connection with our data collection efforts, we have explained to our suppliers our requirements that they conduct their operations as socially responsible suppliers. In addition, we have revised our supplier contract wording to include compliance with our Conflict Minerals efforts. Our supplier contracts have long contained provisions giving us the right to conduct unannounced visits to supplier sites and to request documentation to confirm the supplier’s compliance with our policies and contractual requirements. Our Surveyed Suppliers have received training regarding Conflict Minerals requirements and completion of our product compliance database.
5. Pitney Bowes Company-level Grievance Mechanism
For many years, Pitney Bowes has maintained an Ethics Help Line which is available toll-free, 24 hours a day, seven days a week. The Ethics Help Line is operated by an outside firm and enables employees, customers and others to make inquiries and report concerns about potential violations of Company policy or the law, in many languages, without fear of retaliation. Anyone can contact the Ethics Help Line to report any concerns about Conflict Minerals that may be contained in our products.

B. Identification and Assessment of Risk in Our Supply Chain
The Company intends to continue its program of conducting supply chain due diligence and risk assessment on supplier sources of 3TGs as described above in Section 1.

C. Strategy for Responding to Identified Risks in Our 3TG Supply Chain
As described above, the Product Compliance Team monitored supplier responses to our surveys and contacted Surveyed Suppliers who submitted incomplete responses or who failed to respond so that we could understand what was preventing them from submitting a full and final attestation regarding their product line. The Product Compliance Team also reviewed the data from the product compliance database to determine which Surveyed Suppliers had data gaps, had raised questions or had not been responsive. Any Surveyed Suppliers that were considered higher risk were escalated to designated internal teams and management for further evaluation as they were identified.
We also reported the findings and information gathered through our inquiry and due diligence to Pitney Bowes senior management.

D. Support for Independent Third-party Audits of Supply Chain Due Diligence
Since we do not have direct relationships with smelters or refiners, we did not perform direct audits of these entities’ supply chains of Conflict Minerals. However, we supported the development and implementation of smelter and refiner sourcing audits conducted by independent third parties and industry groups, such as the CFSI’s Conflict-Free Smelter Program, through our conflict minerals policy and expectations regarding conflict-free sourcing of minerals from the Covered Countries.
3. Future Actions to Further Minimize Any Risk of Conflict Minerals Benefitting Armed Groups
The Company will continue to request information from our supply chain in order to meet the requirements of Section 1502. Where there is reason to believe that a supplier is not honoring its contractual obligations to adopt a policy and provide the necessary data to us, we will work with the supplier to address the non-compliance. In the event of continued non-compliance, we will consider appropriate measures including, if and as appropriate, termination of our relationship with a supplier. We will also continue to enhance our program with the following additional initiatives:

•	distribute a revised Pitney Bowes Supplier Code of Conduct to all new suppliers;

•	update and distribute to all new suppliers our contractual language to specifically mention Conflict Minerals;

•	initiate a new supplier approval process;

•
develop and implement a supplier escalation protocol to ensure consistent and thorough management of unresponsive suppliers. This protocol will document our supplier engagement, and how we interact with unresponsive suppliers or suppliers who provide incomplete, questionable or indeterminable information to bring them into compliance with Pitney Bowes’ risk management plan. These actions may include communicating with suppliers to understand their progress and plans and engaging with our suppliers to identify alternative sources of 3TG that are certified as “conflict-free”;

•	publish Conflict Minerals information on our website and in our Corporate Responsibility Report;

•	add Conflict Minerals to the Enterprise Risk Management review activity to ensure frequent review by our management; and

•
add review of Conflict Minerals supply chain data and related processes to the Company’s annual schedule of environmental compliance reviews of key suppliers that will cover, among other things, product environmental regulatory compliance.

Appendix A
Pitney Bowes Inc.’s Surveyed Supplier’s Smelter / Refiner List

Smelter Name	Mineral	Smelter Country
CV United Smelting	Tin	Indonesia
Malaysia Smelting Corp	Tin	Malaysia
Thailand Smelting and Refining Co. Ltd.	Tin	Thailand
Yunnan Tin Company Limited	Tin	China
Duoloshan	Tantalum	China
Metallo Chimique	Tin	Belgium
Tanaka Kikinzoku Kogyo K.K.	Gold	Japan
Xiamen Tungsten Co Ltd	Tungsten	China
Aida Chemical Industries Co.	Gold	Japan
Allgemeine Gold- und Silberscheideanstalt A.G.	Gold	Germany
Argor-Heraeus SA	Gold	Switzerland
Asahi Pretec Corp	Gold	Japan
Asaka Riken Co.	Gold	Japan
Cendres & Métaux SA	Gold	Switzerland
Chaozhou Xianglu Tungsten Industry Co Ltd	Tungsten	China
China Minmetals Corp.	Tungsten	China
China National Non-ferrous & Jiangxi Co.	Tungsten	China
Chongyi Zhangyuan Tungsten Co Ltd	Tungsten	China
Chugal Mining Co.	Gold	China
Codelco	Gold	Chile
Cookson Group	Gold	Japan
CV DS Jaya Abadi	Tin	Indonesia
CV Nurjanah	Tin	Indonesia
CV United Smelting	Tin	Indonesia
Daewoo International	Tin	Korea
Dowa	Gold	Japan
EM Vinto	Tin	Bolivia
Exotech Inc.	Tantalum	U.S.
F&X	Tantalum	China
Feinhutte Halsbrucke GmbH	Tin	Germany
Ganzhou Grand Sea W & Mo Group Co.	Tungsten	China
Ganzhou Huaxing Tungsten	Tungsten	China
Gejiu Non-ferrous	Tin	China
Gejiu Zi-Li	Tin	China
Global Advanced Metals	Tantalum	U.S.
Global Tungsten & Powders Corp	Tungsten	U.S.
Gold Bell Group	Tin	China
H.C. Starck GmbH	Tantalum	Germany
HC Starck GmbH	Tungsten	Germany
Heraeus Ltd Hong Kong	Gold	Hong Kong
Heraeus Precious Metals	Tin	Germany
Heraeus Precious Metals	Gold	Korea

Heraeus Precious Metals GmbH & Co. KG	Gold	Germany
Hunan Chun-chang Non-Ferrous Smelting	Tungsten	Austria
Ishifuku Metal Industry Co., Ltd.	Gold	Japan
Johnson Matthey Inc	Gold	U.S.
JX Nippon Mining & Metals Co., Ltd	Gold	Japan
Kojima Chemicals Co.	Gold	Japan
Lingbao Jinyuan Tonghu	Tin	China
Liuzhou China Tin	Tin	China
LS-Nikko Copper Inc	Gold	South Korea
Malaysia Smelting Corp	Tin	Malaysia
Materion	Gold	U.S.
Matsuda Sangyo Co. Ltd	Gold	Japan
Metallo Chimique	Tin	Belgium
Metalor Technologies (Hong Kong) Ltd	Gold	Hong Kong
Metalor Technologies SA	Gold	Switzerland
Metalor USA Refining Corporation	Gold	U.S.
Mineração Taboca S.A.	Tin	Brazil
Minsur	Tin	Peru
Mistubishi Materials Corporation	Gold	Japan
Mitsui Mining & Smelting	Tantalum	Japan
Mitsui Mining and Smelting Co., Ltd.	Gold	Japan
Nancang Metal Material Co.	Tin	China
Navoi Mining and Metallurgical Combinat	Gold	Uzbekistan
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	China
Novosibirsk	Tin	Russia
Ohio Precious Metals LLC.	Gold	U.S.
OMSA	Tin	Bolivia
Perth Mint	Gold	Japan
Plansee	Tantalum	Austria
Plansee	Tungsten	Japan
PT Tambang Timah	Tin	Indonesia
PT Timah	Tin	Indonesia
Royal Canadian Mint	Gold	Canada
Senju Metal Industry Co.	Tin	Japan
Shandong Zhaojin Gold & Silver Refinery Co., Ltd	Gold	China
Solar Applied Materials Technology Corp.	Gold	Taiwan
Solikamsk Metal Works	Tantalum	Russia
Sumitomo Metal Mining Co.	Tungsten	China
Sumitomo Metal Mining Co., Ltd.	Gold	Japan
Tanaka Kikinzoku Kogyo K.K.	Gold	Japan
Thaisarco	Tin	Thailand
The Refinery of Shandong Gold Mining Co., Ltd	Gold	China
Tokuriki Honten Co., Ltd	Gold	Japan
Umicore SA Business Unit Precious Metals Refining	Gold	Belgium
Western Australian Mint trading as The Perth Mint	Gold	Australia
Wolfram Company CJSC	Tungsten	Russia

Xiamen Tungsten Co Ltd	Tungsten	China
Xstrata Canada Corporation	Gold	Canada
Yunnan Chengfeng	Tin	China
Yunnan Tin Company Limited	Tin	China
A.L.M.T. Corp.	Tungsten	Japan
Aida Chemical Industries Co. Ltd.	Gold	Japan
Allgemeine Gold- und Silberscheideanstalt A.G.	Gold	Germany
Almalyk Mining and Metallurgical Complex (AMMC)	Gold	Uzbekistan
Asaka Riken Co Ltd	Gold	Japan
ATI Tungsten Materials	Tungsten	U.S.
Central Bank of the DPR of Korea	Gold	South Korea
CFC Cooperativa dos Fundidores de Cassiterita da Amazônia Ltda.	Tin	Brazil
Chaozhou Xianglu Tungsten Industry Co Ltd	Tungsten	China
China Minmetals Nonferrous Metals Co Ltd	Tungsten	China
Chongyi Zhangyuan Tungsten Co Ltd	Tungsten	China
Chugai Mining	Gold	Japan
CNMC (Guangxi) PGMA Co. Ltd.	Tin	China
Cooper Santa	Tin	Brazil
Daejin Indus Co. Ltd	Gold	South Korea
DaeryongENC	Gold	South Korea
Dayu Weiliang Tungsten Co.	Tungsten	China
Do Sung Corporation	Gold	South Korea
Duoloshan	Tantalum	China
Exotech Inc.	Tantalum	U.S.
F&X	Tantalum	China
Fenix Metals	Tin	Poland
FSE Novosibirsk Refinery	Gold	Russia
Fujian Jinxin Tungsten Co. Ltd.	Tungsten	Japan
Gannon & Scott	Tantalum	U.S.
Ganzhou Grand Sea W & Mo Group Co Ltd	Tungsten	China
Geiju Non-Ferrous Metal Processing Co. Ltd.	Tin	China
Global Advanced Metals	Tantalum	U.S.
Global Tungsten & Powders Corp	Tungsten	U.S.
H.C. Starck GmbH	Tantalum	Germany
HC Starck GmbH	Tungsten	Germany
Hi-Temp	Tantalum	U.S.
Huichang Jinshunda Tin Co. Ltd	Tin	China
Hunan Chenzhou Mining Group Co	Tungsten	China
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co. Ltd.	Tungsten	U.S.
Hwasung CJ Co. Ltd	Gold	South Korea
Japan New Metals Co Ltd	Tungsten	Japan
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	Tungsten	China
Jiangxi Tungsten Industry Group Co Ltd	Tungsten	China
JiuJiang JinXin Nonferrous Metals Co. Ltd.	Tantalum	China
Jiujiang Tambre	Tantalum	China
Kai Unita Trade Limited Liability Company	Tin	China

Kemet Blue Powder	Tantalum	U.S.
Kennametal Inc.	Tungsten	U.S.
Kennecott Utah Copper	Gold	U.S.
Kojima Chemicals Co. Ltd	Gold	Japan
Korea Metal Co. Ltd	Gold	South Korea
Kyrgyzaltyn JSC	Gold	Kyrgyzstan
Linwu Xianggui Smelter Co	Tin	China
LS-Nikko Copper Inc	Gold	South Korea
Metallurgical Products India Pvt Ltd.	Tantalum	India
Minmetals Ganzhou Tin Co. Ltd.	Tin	China
Mitsubishi Materials Corporation	Tin	Japan
Mitsubishi Materials Corporation	Gold	Japan
Mitsui Mining & Smelting	Tantalum	Japan
Moscow Special Alloys Processing Plant	Gold	Russia
Navoi Mining and Metallurgical Combinat	Gold	Uzbekistan
Nihon Material Co. LTD	Gold	Japan
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	China
Novosibirsk Integrated Tin Works	Tin	Russia
O.M. Manufacturing Philippines Inc.	Tin	Philippines
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Gold	Russia
OJSC Kolyma Refinery	Gold	Russia
Pan Pacific Copper Co. LTD	Gold	Japan
Plansee	Tantalum	Austria
Prioksky Plant of Non-Ferrous Metals	Gold	Russia
RFH	Tantalum	China
Rui Da Hung	Tin	Taiwan
Sabin Metal Corp.	Gold	U.S.
SAMWON METALS Corp.	Gold	South Korea
Sandvik Material Technology	Tungsten	Sweden
Schone Edelmetaal	Gold	The Netherlands
SEMPSA Joyeria Plateria SA	Gold	Spain
Shandong Zhaojin Gold & Silver Refinery Co., Ltd	Gold	China
Sincemat Co.	Tungsten	China
SOE Shyolkovsky Factory of Secondary Precious Metals	Gold	Russia
Solar Applied Materials Technology Corp.	Gold	Taiwan
Solikamsk Metal Works	Tantalum	Russia
Sumitomo Metal Mining Co., Ltd.	Gold	Japan
Suzhou Xingrui Noble	Gold	China
Taki Chemicals	Tantalum	Japan
Tanaka Kikinzoku Kogyo K.K.	Gold	Japan
Tantalite Resources	Tantalum	South Africa
Tejing (Vietnam) Tungsten Co Ltd	Tungsten	Indonesia
Telex	Tantalum	U.S.
THE HUTTI GOLD MINES CO.LTD	Gold	India
The Refinery of Shandong Gold Mining Co., Ltd	Gold	China
Torecom	Gold	South Korea

Ulba	Tantalum	Kazakhstan
White Solder Metalurgia	Tin	Brazil
Wolfram Bergbau und Hütten AG	Tungsten	Austria
Wolfram Company CJSC	Tungsten	Russia
Xiamen Tungsten Co Ltd	Tungsten	China
Yokohama Metal Co Ltd	Gold	Japan
Zhuzhou Cement Carbide	Tantalum	China
Zhuzhou Cemented Carbide Group Co Ltd	Tungsten	China